Exhibit 5
                              Baker & Botts, L.L.P.
                                  910 Louisiana
                                 One Shell Plaza
                            Houston, Texas 77002-4995
                                 (713) 229-1234

00D447.0141                                                        July 3, 1996

Tejas Gas Corporation
1301 McKinney Street
Suite 700
Houston, Texas  77010


Gentlemen:

                  As set forth in the Registration Statement on Form S-3 (Reg. No. 333-06207) filed with the Securities and Exchange Commission (the "Commission") on June 18, 1996 (the "Registration Statement") by Tejas Gas Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1993, as amended (the "Act"), relating to (i) unsecured debt securities of the Company ("Debt Securities") and (ii) shares of common stock, par value $0.8325 per share, of the Company ("Common Stock") (the Debt Securities and Common Stock are collectively referred to herein as the "Securities"), to be issued and sold by the Company from time to time pursuant to Rule 415 under the Act for an aggregate initial offering price not to exceed $400,000,000, certain legal matters in connection with the Securities are being passed upon for you by us.

                  In our capacity as your counsel in the connection referred to above, we have examined (i) the Certificate of Incorporation and By-Laws of the Company, each as amended to date; (ii) the Certificate of Designation of the Company's 9.96% Cumulative Preferred Stock dated January 26, 1993; (iii) the Certificate of Designation of the Company's 5 1/4% Convertible Preferred Stock dated November 2, 1993 and the Certificate of Designation of the Company's Series C Junior Participating Preferred Stock dated November 11, 1994, each as filed with the Delaware Secretary of State; (iv) the Rights Agreement dated November 11, 1994 between the Company and Harris Trust and Savings Bank; (v) the Indenture in the form of Exhibit 4 to the Registration Statement to be executed by the Company and Texas Commerce Bank National Association, as trustee (the "Indenture"), pursuant to which Debt Securities may be issued; and (vi) the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

Tejas Gas Corporation                                               July 3, 1996

                                       -2-

                  In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

                  2. With respect to shares of Common Stock, when (i) the Board of Directors of the Company or, to the extent permitted by Section 141(c) of the General Corporation Law of the State of Delaware, a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the "Board"), has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters; and (ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

                  3. With respect to Debt Securities to be issued under the Indenture, when (i) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Board has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters; and (iii) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Debt Securities will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  We hereby consent to the filing of this opinion of counsel as
Exhibit 5 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we

Tejas Gas Corporation                                               July 3, 1996
                                       -3-

do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                     Very truly yours,


                                                     /s/ BAKER & BOTTS L.L.P.